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                                    EXHIBIT 2

    AGREEMENT AND PLAN OF MERGER DATED DECEMBER 14, 2001 BY AND BETWEEN CAREY INSTITUTIONAL PROPERTIES INCORPORATED AND CORPORATE PROPERTY ASSOCIATES 10
                                  Incorporated


                          AGREEMENT AND PLAN OF MERGER
                                   DATED AS OF
                                DECEMBER 14, 2001
                                 BY AND BETWEEN
                 CORPORATE PROPERTY ASSOCIATES 10, INCORPORATED,
                             A MARYLAND CORPORATION
                                       AND
                  CAREY INSTITUTIONAL PROPERTIES INCORPORATED,
                             A MARYLAND CORPORATION.

                          AGREEMENT AND PLAN OF MERGER

AGREEMENT dated as of December 14, 2001 by and between Corporate Property Associates 10 Incorporated, a Maryland corporation ( "CPA:10"), and Carey Institutional Properties Incorporated, a Maryland corporation ( "CIP").

                              W I T N E S S E T H:

WHEREAS, CPA:10 and CIP intend to effect a merger of CPA:10 with and into CIP in accordance with this Agreement, and the Maryland General Corporation Law (the "Merger"), where upon consummation of the Merger, CPA:10 will cease to exist;

WHEREAS, this Agreement has been approved by the respective boards of directors of CPA:10 and CIP;

WHEREAS, for U.S. federal income tax purposes, it is intended that (a) the Merger will qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and the rules and regulations promulgated thereunder, (b) this Agreement constitutes a plan of reorganization, and (c) CPA:10 and CIP will each be a party to such reorganization within the meaning of Section 368(b) of the Code; and

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

                                    ARTICLE I

                                   DEfiNITIONS

1.01. DEFINITIONS. Capitalized terms used but not defined herein shall have the meaning set forth on Schedule I attached hereto.

                                   ARTICLE II

                                     MERGER

2.01. THE MERGER. Subject to the terms and conditions of this Agreement and the Articles of Merger, CPA:10 shall be merged with and into CIP in accordance with the applicable provisions of the laws of the State of Maryland, the terms and conditions of this Agreement and the Articles of Merger so that:

(a) At the Effective Time (as defined below), CPA:10 shall be merged with and into CIP. As a result of the Merger, the separate corporate existence of CPA:10 shall cease and CIP shall continue as the surviving company (sometimes referred to herein as the "Surviving Company") in accordance with the laws of the State of Maryland.
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(b) The Articles of Incorporation and Bylaws of CIP in effect immediately prior to the Effective Time shall be the Articles of Incorporation and Bylaws, respectively, of the Surviving Company after the Effective Time unless and until further amended as provided by law; provided, however, that concurrently with the filing of the Articles of Merger, the Surviving Company shall file the Articles Supplementary.

(c) The directors and officers of CIP immediately prior to the Effective Time, shall be the directors and officers of the Surviving Company after the Effective Time. Such directors and officers shall hold their positions until the election and qualification of their respective successors or until their tenures are otherwise terminated in accordance with the Bylaws of the Surviving Company.

(d) At the Effective Time, by virtue of the Merger and without any further action on the part of CIP, CPA:10 or any stockholder of CPA:10 (the "Stockholders"), each share of CPA:10's common stock, $.001 par value ( "CPA:10 Common Stock"), outstanding immediately prior to the Effective Time shall be cancelled and, in exchange for cancellation of such share, the rights attaching to such share shall be converted into the right to receive, at the election of each Stockholder pursuant to Section 2.01(e) below, either:

(i) that number of shares of CIP's common stock, $.001 par value ( "CIP Common Stock") equal to the product of (A) the number of shares of CPA:10 Common Stock owned by such Stockholder and (B) 0.8445 (the "Common Stock Exchange Ratio"); or

(ii) a Promissory Note maturing on December 31, 2004 of the Effective Time and bearing an annual interest rate of four percent (4%), payable quarterly in arrears, in principal amount equal to the product of (A) the number of shares of CPA:10 Common Stock owned by such Stockholder and

(B) $11.23 (the  "Promissory Note Exchange Ratio").

(e) Stockholders must elect to receive either CIP Common Stock or a Promissory
Note in total, and may not receive a combination of CIP Common Stock and a Promissory Note in exchange for their CPA:10 Common Stock. Stockholders must make their election to receive CIP Common Stock or a Promissory at the time they cast their vote either in favor of or against the Merger, and such election may be revoked on the same terms as such vote, as set forth in the Proxy Statement. Stockholders who do not vote with respect to the Merger or who abstain from voting with respect to the Merger will be deemed to have elected to receive CIP Common Stock. Notwithstanding the foregoing, any Stockholder who was not a Stockholder of record of CPA:10 at the close of business on the business day immediately preceding the date of this Agreement shall not have any right to elect to receive a Promissory Note and shall automatically be deemed to have elected to receive CIP Common Stock in accordance with Section 2.01(d)(i) above.

2.02. CLOSING. The closing (the "Closing") of the transactions contemplated hereunder shall take place at the offices of CIP's Counsel in New York, New York as soon as possible after satisfaction of the conditions set forth in Article VI, but in no event later than 11:59 p.m., New York time, on June 30, 2002, or at such other time or place as CPA:10 and CIP may agree (the "Closing Date"). Simultaneously with the Closing, the Articles of Merger shall be filed in the office of the Secretary of State of the State of Maryland. The Merger shall become effective immediately upon the date stamped by the Secretary of State of the State of Maryland on the Articles of Merger or such other date and time as indicated in the Articles of Merger (such date is referred to as the "Effective Time"). As soon as practicable following the Effective Time, CIP shall deliver, to each Stockholder certificates representing the CIP Common Stock or Promissory Note as elected by such Stockholder in accordance with Section 2.01(e).

2.03. SECURITIES LAW FILINGS. As soon as practicable following execution and delivery of this Agreement, each of CPA:10 and CIP shall use reasonably commercial efforts to file with the U.S. Securities and Exchange Commission ( "SEC") and any other state securities authorities any and all proxy solicitation statements and registration statements legally required to be so filed and declared effective. Each of the boards of directors of CPA:10 and CIP shall recommend to their respective stockholders that such stockholders approve the Merger and shall solicit proxies from their respective stockholders to vote on the Merger.

2.04. CLOSING OF CPA:10'S TRANSFER BOOKS. At the Effective Time, holders of shares of CPA:10's capital stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of CPA:10, and the stock transfer books of CPA:10 shall be closed with respect to all shares of such capital stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of the CPA:10's capital stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, clear and convincing evidence as to ownership of any shares of CPA:10's capital stock (a "CPA:10 Stock Claim") is presented to the Surviving Company, such CPA:10 Stock Claim shall be canceled and shall be exchanged for CIP Common Stock as provided in Section 2.01(e).

2.05. RECORDATION OF EXCHANGE. At or prior to the Effective Time, CIP shall reserve for exchange in accordance with this Section 2, (i) the aggregate number of shares of CIP Common Stock issuable pursuant to Section 2.01(d)(i) in exchange for outstanding shares of CPA:10 Common Stock held by Stockholders electing to receive CIP Common Stock, and (ii) Promissory Notes in the aggregate principal amount issuable pursuant to Section 2.01(d)(ii) in exchange for outstanding shares of CPA:10 Common Stock held by Stockholders electing to receive a Promissory Note. At the Closing, each Stockholder that does not perfect its appraisal rights and is otherwise entitled to receive shares of CIP Common Stock or a Promissory Note shall automatically be entered on the books of CIP as a holder of CIP Common Stock or Promissory Notes, as applicable. Neither the CIP Common Stock nor the Promissory Notes shall be certificated.

2.06. TRANSFER TAXES. CIP shall pay any stamp tax or documentary tax assessed upon or with respect to the issuance of the CIP Common Stock and Promissory Notes to be issued in accordance with Section 2.01(d).

2.07. BOOKS AND RECORDS. On or before the Closing Date, CPA:10 shall deliver to CIP, or its representatives, where located, all organizational documents, minute books, stock record books and corporate seals of CPA:10, and the original copies of all books of account, leases, other agreements, securities, customer lists, files and other documents, instruments and papers of any kind or nature belonging to or relating to CPA:10 or its business.

2.08. FRACTIONAL SHARES. Nothing in this Agreement shall prohibit the issuance of fractional shares of CIP Common Stock and no Stockholder shall be entitled to receive cash or scrip in lieu thereof.

2.09. APPRAISAL RIGHTS. Notwithstanding anything to the contrary contained in this Agreement, any shares of capital stock of CPA:10 for which, as of the stockholders' meeting called to approve the Merger (the "CPA:10 Stockholders' Meeting"), the holder thereof has demanded to be paid fair value for such stock in accordance with Sections 3-201 et seq. of the Maryland General Corporation Law ( "Dissenting Shares") shall not be converted into or represent the right to receive CIP Common Stock or a Promissory Note, and the holder or holders of such shares shall be entitled only to such rights as may be granted to such holder or holders in Section 3-201 et seq. of the Maryland General Corporation Law; provided, however, that if the status of any such shares as Dissenting Shares shall not be perfected in accordance with Sections 3-201
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et seq. of the Maryland General Business Corporation Law, or if any such shares shall lose their status as Dissenting Shares then, as of the later of the Effective Time or the time of the failure to perfect such status or the loss of such status, such shares shall automatically be converted into and shall represent only the right to receive CIP Common Stock in accordance with Section 2.01(e).

2.10. WITHHOLDING TAXES. CPA:10 and CIP shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Person such amounts as CPA:10 and CIP determine they are required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local, or foreign Tax law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes hereof as having been paid to such Person in respect of which such deduction and withholding was made. The Surviving Company is hereby authorized to sell or otherwise dispose of at fair market value such portion of consideration as is necessary to provide sufficient funds to CPA:10 or CIP, as the case may be, in order to enable it to comply with such deduction or withholding requirement.

2.11. FURTHER ACTION. If, at any time after the Effective Time, any further action is determined by the Surviving Company to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Company with full right, title and possession of and to all rights and property of CPA:10, the officers and directors of the Surviving Company shall be fully authorized (in the name of CPA:10 and otherwise) to take such action.

                                   ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF CPA:10

Except as set forth in the CPA:10 Disclosure Schedule, CPA:10 represents and warrants (which representations and warranties shall be deemed to include the disclosure with respect thereto so specified in the CPA:10 Disclosure Schedule) to CIP as follows (it being understood that any disclosure with respect toany representation or warranty in the CPA:10 Disclosure Schedule shall be deemed to be disclosed with respect to all other representations or warranties):

3.01. ORGANIZATION AND STANDING. CPA:10 is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland, and has the full corporate power and authority to own, operate and lease its Assets, to carry on its business as currently conducted, to execute and deliver this Agreement and to carry out the transactions contemplated hereby. CPA:10 is duly qualified to conduct business as a foreign corporation and is in good standing in the states, countries and territories listed on the CPA:10 Disclosure Schedule. There is no state, country or territory wherein the absence of licensing or qualification as a foreign corporation would have a Material Adverse Effect.

3.02. SUBSIDIARIES. CPA:10 does not have any Subsidiaries or any equity investment or other interest in, nor has CPA:10 made advances or loans to, any corporation, association, partnership, joint venture or other entity, except as set forth in the CPA:10 Disclosure Schedule. The CPA:10 Disclosure Schedule sets forth (a) the authorized capital of each direct and indirect Subsidiary of CPA:10 which is not wholly-owned by CPA:10 and the percentage of the outstanding capital of each Subsidiary directly or indirectly owned by CPA:10, and (b) the nature and amount of any such equity investment or other equity interest. All equity capital of Subsidiaries directly or indirectly held by CPA:10 has been duly authorized and validly issued and is outstanding, fully paid and nonassessable. Except as set forth in the CPA:10 Disclosure Schedule, CPA:10, directly, or indirectly through wholly owned Subsidiaries, owns all such equity capital of its direct or indirect Subsidiaries free and clear of all Encumbrances.

Each Subsidiary is duly organized, validly existing and in good standing (or its local equivalent) under the laws of its state or jurisdiction of organization (as listed in the CPA:10 Disclosure Schedule), and has the full and unrestricted corporate power and authority to own, operate and lease its Assets and to carry on its business as currently conducted. Each Subsidiary is registered to conduct business and is in good standing (or its local equivalent) in the states, countries and territories listed in the CPA:10 Disclosure Schedule. There is no state, country or territory wherein the absence of registration as a foreign corporation would have a Material Adverse Effect.

3.03. ARTICLES OF INCORPORATION AND BYLAWS. CPA:10 has Furnished to CIP (i) a true and complete copy of the articles of incorporation and the bylaws, as currently in effect and certified by the secretary of CPA:10, and (ii) a true and complete copy of the organizational documents of each Subsidiary of CPA:10, as currently in effect.

3.04. CAPITALIZATION. The authorized capital stock of CPA:10 consists of 40,000,000 shares of Common Stock, $.001 par value, 7,621,655 shares of which, as of the date hereof, are outstanding and 11,902 shares are issued and held as treasury shares. All of such outstanding shares have been validly issued and are fully paid and nonassessable. No shares of capital stock of CPA:10 have been reserved for any purpose. Except as set forth on the CPA:10 Disclosure Schedule, there are no outstanding securities convertible into or exchangeable for the capital stock of CPA:10 and no outstanding options, rights (preemptive or otherwise), or warrants to purchase or to subscribe for any shares of such stock or other securities of CPA:10. There are no outstanding agreements affecting or relating to the voting, issuance, purchase, redemption, repurchase, transfer or registration for sale under the Securities Act of CPA:10's common stock or any other securities of CPA:10, except as contemplated hereunder.

3.05. FINANCIAL STATEMENTS. CPA:10 has prepared and Furnished to CIP its Annual Report on Form 10-K for the year ended December 31, 2000 and its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001, June 30, 2001 and September 30, 2001 (the "CPA:10 Reports"), including the financial statements set forth therein (the "CPA: 10 Financial Statements"). All of the CPA:10 Financial Statements, including, without limitation, the notes thereto, referred to in this Section (a) are in accordance in all material respects with the books and records of CPA:10 and its Subsidiaries, (b) present fairly in all material respects the consolidated financial position of CPA:10 and its Subsidiaries as of the respective dates and the results of operations and cash flows for the respective periods indicated, and (c) except as set forth in the CPA:10 Disclosure Schedule, have been prepared in accordance with generally accepted accounting principals applied on a basis consistent with prior accounting periods.

3.06. NO LIABILITIES. Except as reflected in the CPA:10 Financial Statements, as described on the CPA:10 Disclosure Schedule or incurred in the Ordinary Course of Business (in amounts not material to CPA:10 and its Subsidiaries, taken as a whole), as of September 30, 2001, there were no liabilities (whether contingent or absolute, matured or unmatured) of CPA:10 or any of its Subsidiaries. Except as described in the CPA:10 Disclosure Schedule, since September 30, 2001, CPA:10 has not incurred any liabilities (whether contingent or absolute, matured or unmatured) other than in the Ordinary Course of Business and in amounts that are not material to CPA:10 and its Subsidiaries, taken as a whole.

3.07. TAXES.

(a) Except as set forth in the CPA:10 Disclosure Schedule and except as has not resulted and would not result in a Material Adverse Effect: CPA:10 and each of the its Subsidiaries (i) has timely filed all Tax Returns required to be filed by any of them for tax years ended prior to the date of this Agreement or requests for extensions have been timely filed and any such request has not been rejected and has not expired and all such Tax Returns are correct and complete in all material respects and (ii) has paid or caused to be paid or adequately accrued or reserved on the CPA:10 Financial Statements for all Taxes shown to be due and payable on such Tax Returns or which have become due and payable pursuant to any assessment, deficiency notice, 30-day letter or other notice received by it and (iii) has paid all Taxes shown to be due and payable on any Tax Returns and (iv) has complied with all applicable laws relating to withholding Taxes. CPA:10 has not received any notice of any audit (not since closed) of any Tax Return filed by CPA:10 with respect to any tax year ending after December 31, 1995, and CPA:10 has not been notified by any Tax Authority that any such audit is contemplated or pending. Neither CPA:10 nor any of the CPA:10 Subsidiaries has executed or filed with any Taxing Authority any agreement now in effect extending the period for assessment or collection of any income or other Taxes. Neither CPA:10 nor any of the CPA:10 Subsidiaries is a party to any pending audit, action or proceeding by any Tax Authority for assessment or collection of Taxes, and no claim for assessment or collection of Taxes has been asserted against it. True, correct and complete copies of all Tax Returns filed by CPA:10 and each of the CPA:10 Subsidiaries since December 31, 1995, and all material communications relating thereto have been Furnished to CIP. Since January 1, 1998, CPA:10 has incurred no liability for Taxes under Sections 857(b) (other than 857(b)(1) or (3)), 860C or 4981 of the Code or, other than as reported on Tax Returns, Internal Revenue Service Notice 88-19, including without limitation, any Tax arising from a prohibited transaction described in Section 857(b)(6) of the Code) and neither CPA:10 nor any CPA:10 Subsidiary has incurred any liability for Taxes other than in the Ordinary Course of Business. There are no Tax liens upon the Assets of CPA:10 or any of the CPA:10 Subsidiaries except liens for Taxes not yet due. Neither CPA:10 nor any CPA:10 Subsidiary is a party to any agreement relating to a sharing or allocation of Taxes (other than customary provisions contained in leases relating to real estate or similar taxes), or has any liability for Taxes of any person other than CPA:10 and the CPA:10 Subsidiaries under Treas. Reg. Section 1.1502-6 (or similar provision of state, local or foreign law), by contract or otherwise, or is a party to any agreement, contract, or arrangement that could result in the payment of any "excess parachute payments" under Section 280G of the Code or any amount that would be non-deductible under Section 162(m) of the Code.

(b) CPA:10 (i) has met the definition of a REIT in section 856 of the Code, as in effect for each taxable year since its formation, for each such taxable year;
(ii) has been (A) a REIT to which the provisions of part II of subchapter M of chapter 1 of the Code apply and (B) a "corporation subject to a tax imposed by subchapter M" (as that term is used in section 11(c) of the Code) for each such taxable year; (iii) has since its formation, to the date of this representation, and intends to continue to operate in such a manner, for all periods from the date of this representation, through the end of its taxable year that includes the Closing Date, as to meet the requirements described in clauses (i) and (ii) above; (iv) has not taken or omitted to take any action which would reasonably be expected to result in a challenge regarding whether it has met the requirements described in clauses (i) and (ii) above; (v) has no knowledge that any such challenge is pending or threatened; and (vi) has complied with (and intends to continue to comply with) section 857(f)(1) of the Code for each taxable year that such provision was (or is) applicable to it. CPA:10 represents that each of its corporate subsidiaries is, and at all times since its affiliation with CPA:10 has qualified as, a qualified REIT subsidiary as defined in Section 856(i) of the Code, and that each partnership, limited liability company, joint venture or other legal entity (other than a corporation) in which CPA:10 (either directly or indirectly) owns any of the capital stock or other equity interests thereof has been treated since its formation and continues to be treated for federal income tax purposes as a partnership or disregarded as an entity separate from its owner and not as an association taxable as a corporation. None of CPA:10 or the CPA:10 Subsidiaries has a net unrealized built-in gain within the meaning of Section 1374(d)(1) of the Code that is subject to an election under IRS Notice 88-19 or has any accumulated earnings and profits from the years ending on or prior to December 31, 1998 in each case to the extent the foregoing would result in a Material Adverse Effect.

(c) CPA:10 has not agreed to and is not required to make any adjustment under
Section 481(a) of the Code.

(d) CPA:10 has not, with regard to any assets or property held or acquired by it, filed a consent to the application of Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection
(f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by CPA:10.

(e) CPA:10 is not a "foreign person" as such term is defined in Section 1445(f) of the Code.

3.08. CONDUCT OF BUSINESS; ABSENCE OF MATERIAL ADVERSE CHANGE. Other than as set forth in the CPA:10 Disclosure Schedule, since September 30, 2001, there has been no Material Adverse Change. Except as set forth in the CPA:10 Disclosure Schedule, since September 30, 2001, CPA:10 and each of its Subsidiaries have conducted their respective businesses substantially in the manner heretofore conducted and only in the Ordinary Course of Business, and neither CPA:10 nor any of its Subsidiaries have, except as set forth in the CPA:10 Disclosure Schedule or as contemplated by this Agreement, (a) incurred loss of, or significant injury to, any Material Assets of CPA:10 as the result of any fire, explosion, flood, windstorm, earthquake, labor trouble, riot, accident, act of God or public enemy or armed forces, or other casualty; (b) issued any capital stock, bonds or other corporate securities or debt instruments, granted any options, warrants or other rights calling for the issuance thereof, or borrowed any funds (other than in the Ordinary Course of Business); (c) incurred, or become subject to, any obligation or liability (absolute or contingent, matured or unmatured), except as incurred in the Ordinary Course of Business; (d) other than in the Ordinary Course of Business or as required pursuant to Section 5.05(c) hereof, declared or made payment of, or set aside for payment, any special dividends, or purchased, redeemed or otherwise acquired any of its capital stock, any securities convertible into capital stock, or any other securities; provided, however, that CPA:10 shall declare and pay a special dividend to its shareholders immediately prior to the Closing in an amount equal to its cash on hand as of the Closing; (e) mortgaged, pledged or subjected to any Encumbrance any of its Material Assets (other than in the Ordinary Course of Business); (f) sold, exchanged, transferred or otherwise disposed of any of its Material Assets, or canceled any debts or claims other than the cancellations of indebtedness owed to CPA:10, except in each case in the Ordinary Course of Business; (g) written down the value of any Material Assets or written off as uncollectible any notes or accounts receivable, except writedowns and write-offs in the Ordinary Course of Business, none of which, individually or in the aggregate, are material to CPA:10 and its Subsidiaries, taken as a whole; (h) entered into any transactions other than in the Ordinary Course of Business other than this Agreement and the transactions contemplated hereby; (i) made a commitment for any capital expenditure, or entered into a commitment therefor, other than in the Ordinary Course of Business; (j) made any change in any method of accounting or accounting practice; (k) made any Tax election other than in the ordinary course of filing its Tax Returns or settled or compromised (or proposed to settle or compromise) any Tax matter that, individually or in the aggregate, could reasonably be expected to affect the Tax liabilities or the Tax attributes of CPA:10 or any of its Subsidiaries; or (l) made an agreement to do any of the foregoing.

3.09. TITLE TO PROPERTY AND ASSETS. CPA:10 and its Subsidiaries have good, valid and marketable title to all Assets respectively owned by them, free and clear of all Encumbrances other than those referred to in the CPA:10 Financial Statements (or the notes thereto) or incurred in the Ordinary Course of Business.

3.10. INSURANCE. Other than as set forth in the CPA:10 Disclosure Schedule, CPA:10 has insurance coverage under policies that (a) are with insurance companies reasonably believed by CPA:10 to be financially sound and reputable;
(b) are in full force and effect; (c) are sufficient for compliance by CPA:10 and by each of its Subsidiaries with all requirements of Law and of all agreements to which CPA:10 or any of its Subsidiaries is a party; and (d) to the Knowledge of CPA:10, are valid and outstanding policies enforceable against the insurer.

3.11. DEBT INSTRUMENTS. The CPA:10 Disclosure Schedule lists all mortgages, indentures, notes, guarantees and other agreements for or relating to borrowed money (including, without limitation, conditional sales agreements and capital leases) to which CPA:10 or any of its Subsidiaries is a party or which have been assumed by CPA:10 or any of its Subsidiaries or to which any Assets of CPA:10 or any of its Subsidiaries are subject. Except as set forth on the CPA:10 Disclosure Schedule, CPA:10 and its Subsidiaries have performed all the obligations required to be performed by any of them to date and are not in default in any material respect under any of the foregoing, and there has not occurred any event which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute such a default.

3.12. LEASES. The CPA:10 Disclosure Schedule lists all leases and other agreements under which CPA:10 or any of its Subsidiaries is lessee or lessor of any Material Asset, or holds, manages or operates any Material Asset owned by any third party, or under which any Material Asset owned by CPA:10 or by any of its Subsidiaries is held, operated or managed by a third party. CPA:10 and its Subsidiaries are the holders of all the leasehold estates purported to be granted by the Documents described in the CPA:10 Disclosure Schedule to them. Each such lease and other agreement is, to CPA:10's Knowledge, in full force and effect and, to the Knowledge of CPA:10, constitutes a legal, valid and binding obligation of, and is legally enforceable against, the respective parties thereto and grants the leasehold estate it purports to grant free and clear of all Encumbrances. All necessary governmental approvals with respect thereto have been obtained, all necessary filings or registrations therefor have been made, there have been, to the Knowledge of CPA:10, no threatened cancellations thereof and no outstanding disputes thereunder. CPA:10 and its Subsidiaries have in all respects performed all material obligations thereunder required to be performed by any of them to date. CPA:10 and its Subsidiaries are not, and to the Knowledge of CPA:10, no other party thereto is, in default in any respect under any of the foregoing, and there has not occurred any event which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute such a default. To the Knowledge of CPA:10, all of the Assets subject to such leases are in good operating condition and repair, ordinary wear and tear excepted.

3.13. OTHER AGREEMENTS.

(a) The CPA:10 Disclosure Schedule lists all of the following material written or oral agreements to which CPA:10 or any its Subsidiaries is a party or by which CPA:10 or any of its Subsidiaries is bound at the date hereof: (i) agreements for the employment of any officer, employee, consultant or independent contractor involving payments of more than $100,000 over its remaining term; (ii) material license agreements or distributor, dealer, manufacturer's representative, sales agency, advertising, property management or brokerage agreements; (iii) agreements with any labor organization or other collective bargaining unit except as may be imposed by law; (iv) agreements for the future purchase of materials, supplies, services, merchandise or equipment involving payments of more than $100,000 over its remaining term (including, without limitation, periods covered by any option to renew by either party); (v) agreements for the purchase, sale or lease of any real estate or other Material Assets; (vi) profit-sharing, bonus, incentive compensation, deferred compensation, stock option, severance pay, stock purchase, employee benefit, insurance, hospitalization, pension, retirement or other similar plans or agreements; (vii) agreements for the sale of any of its Material Assets or the grant of any preferential rights to purchase any of its Material Assets or rights, other than in the Ordinary Course of Business; (viii) agreements which contain any provisions requiring it to indemnify any other party thereto other than in the Ordinary Course of Business; (ix) joint venture agreements or other agreements involving the sharing of profits; (x) agreements relating to any outstanding loan to any person or entity or receivable due from any persons or entities controlling, controlled by or under common control with it (excluding its advisor, Carey Asset Management Corp.); and (xi) agreements (including, without limitation, agreements not to compete and exclusivity agreements) that reasonably could be interpreted to impose any material restriction on its ability to conduct its business operations in the Ordinary Course of Business (items (i) through (xi) above hereinafter referred to as "Material Agreements").

(b) Except as set forth in the CPA:10 Disclosure Schedule, to CPA:10's Knowledge, each Material Agreement is in full force and effect and constitutes a legal, valid and binding obligation of, and is legally enforceable against, CPA:10 or any Subsidiaries of CPA:10 as the case may be and, to the Knowledge of CPA:10, the other parties thereto, in each case subject to any applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or other similar laws or court decisions affecting creditors' rights generally from time to time in effect, and to the exercise of judicial discretion in accordance with general principles of equity. All necessary governmental approvals with respect thereto have been obtained, all necessary filings or registrations therefor have been made, and there have been no threatened cancellations thereof and are no outstanding disputes thereunder, except where a failure to so obtain or make, singly or in the aggregate, would not have a Material Adverse Effect. CPA:10 and its Subsidiaries have in all respects performed all material obligations thereunder required to be performed by any of them to date. Neither CPA:10 nor, to the Knowledge of CPA:10, any other party thereto, is in default in any respect under any Material Agreement, and there has not occurred any event which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute such a default, except where such a default would not have a Material Adverse Effect.

3.14. BOOKS AND RECORDS. The books of account, stock records, minute books and other records of CPA:10 and its Subsidiaries are true and complete in all material respects and have been maintained in accordance with good business practices, and the matters contained therein are appropriately and accurately reflected in the CPA:10 Financial Statements.

3.15. LITIGATION; DISPUTES. Except as set forth in the CPA:10 Disclosure Schedule, there are no actions, suits, claims, arbitrations, proceedings or investigations pending, or, to the Knowledge of CPA:10, threatened against, affecting or involving CPA:10 or any of its Subsidiaries or their respective businesses or Assets, or the transactions contemplated by this Agreement, at law or in equity or admiralty, or before or by any court, arbitrator or governmental authority, domestic or foreign, which if determined adversely to CPA:10, would be reasonably expected to have a Material Advise Effect. Neither CPA:10 nor any of its Subsidiaries is operating under, subject to or in default with respect to any order, award, writ, injunction, decree or judgment of any court, arbitrator or governmental authority.

3.16. EMPLOYEES. Neither CPA:10, nor any of its Subsidiaries has any employees.

3.17. PENSION AND BENEFIT PLANS. Except as set forth in the CPA:10 Disclosure Schedule, neither CPA:10 nor any of its Subsidiaries (i) maintains any Plan or material Other Arrangement, (ii) is a party to any Plan or material Other Arrangement or (iii) has obligations under any Plan or material Other Arrangement.

3.18. ENVIRONMENTAL. Except as set forth in the CPA:10 Disclosure Schedule, to its Knowledge, either (i) CPA:10 and each of its Subsidiaries are in compliance in all material respects with, have been in compliance in all material respects with, and have no material liability under, the Environmental Laws or (ii) CPA:10 is entitled to indemnification from third parties with respect to any non-compliance of or any liability under, any Environmental Law.

3.19. RESTRICTIONS AND CONSENTS. There are no agreements, Laws or other restrictions of any kind to which CPA:10 or any of its Subsidiaries (or any Asset thereof) is party or subject that would prevent or restrict the execution, delivery or performance of this Agreement or result in any penalty, forfeiture, agreement termination, or restriction on business operations of CPA:10 or any of its Subsidiaries as a result of the execution, delivery or performance of this Agreement. Other than filings required by the Hart-Scott- Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") which shall be timely made following execution hereof, the CPA:10 Disclosure Schedule lists all such agreements and Laws that reasonably could be interpreted or expected to require the consent or acquiescence of any person or entity not party to this Agreement with respect to any aspect of the execution, delivery or performance of this Agreement by CPA:10 or any of its Subsidiaries.

3.20. AUTHORIZATION. Except for the approval of the Stockholders pursuant to the Maryland General Corporate Law, the execution, delivery and performance by CPA:10 of this Agreement and all other Documents contemplated hereby, the fulfillment of and compliance with the respective terms and provisions hereof and thereof, and the consummation by CPA:10 of the transactions contemplated hereby and thereby, do not and will not: (a) require any consent or approval of any other Person not already obtained prior to the execution hereof; (b) conflict with, or violate any provision of, any Law having applicability to CPA:10 or any of its Subsidiaries or any of their respective Assets, or any provision of the certificate or articles of organization or bylaws or equivalent constituent document of CPA:10 or any of its Subsidiaries; (c) conflict with, or result in any material breach of, or constitute a material default under any Material Agreement to which CPA:10 or any of its Subsidiaries is a party or by which it or any of its Assets may be bound; or (d) result in or require the creation or imposition of or result in the acceleration of any material indebtedness, or of a material Encumbrance, or with respect to, CPA:10 or any of its Subsidiaries or any of the Assets now owned or hereafter acquired by CPA:10 or any of its Subsidiaries.

3.21. ABSENCE OF VIOLATION. Neither CPA:10 nor any of its Subsidiaries is in violation of or default under, nor has it breached, any term or provision of its certificate or articles of incorporation or bylaws or any Material Agreement or restriction to which CPA:10 or any of its Subsidiaries is a party or by which CPA:10 or any of its Subsidiaries or any Material Asset thereof is bound or affected. CPA:10 and its Subsidiaries have complied and are in full compliance with all Laws except where a failure to comply, singly or in the aggregate, would not have a Material Adverse Effect. Neither CPA:10, nor any of its Subsidiaries nor, to CPA:10's Knowledge, any of their officers, directors, employees or agents (or stockholders, distributors, representatives or other persons acting on the express, implied or apparent authority of CPA:10 or of any of its Subsidiaries) have paid, given or received or have offered or promised to pay, give or receive, any bribe or other unlawful, questionable or unusual payment of money or other thing of value, any extraordinary discount, or any other unlawful or unusual inducement, to or from any person, business association or governmental official or entity in the United States or elsewhere in connection with or in furtherance of the business of CPA:10 or any of its Subsidiaries (including, without limitation, any offer, payment or promise to pay money or other thing of value (i) to any foreign official or political party (or official thereof) for the purposes of influencing any act, decision or omission in order to assist CPA:10 or any of its Subsidiaries in obtaining business for or with, or directing business to, any person, or (ii) to any person, while knowing that all or a portion of such money or other thing of value will be offered, given or promised to any such official or party for such purposes). The business of CPA:10 and its Subsidiaries is not in any manner dependent upon the making or receipt of such payments, discounts or other inducements.

3.22. BINDING OBLIGATION. This Agreement constitutes a valid and binding obligation of CPA:10, enforceable in accordance with its terms, and each Document to be executed by CPA:10 pursuant hereto, when executed and delivered in accordance with the provisions hereof, shall be a valid and binding obligation of CPA:10, enforceable in accordance with its terms, in each case subject to any applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or other similar laws or court decisions affecting creditors' rights generally from time to time in effect, and to the exercise of judicial discretion in accordance with general principles of equity.

3.23 SEC FILINGS. The CPA:10 Disclosure Schedule sets forth the forms, reports and documents filed by CPA:10 with the U.S. Securities and Exchange Commission (the "Commission"), since January 1, 2000, pursuant to the Securities Exchange Act. CPA:10 has filed all forms, reports and documents with the Commission over the past two years from the date hereof required to be filed by the Securities Exchange Act, all of which have complied in all material respects with all applicable requirements of the Securities and Exchange Act. None of such disclosure statements, at the time filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

3.24. FINDERS' FEES. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of CPA:10 who might be entitled to any fee or commission from CPA:10 or any of its Affiliates upon consummation of the transactions contemplated by this Agreement.



                                   ARTICLE IV

                      REPRESENTATIONS AND WARRANTIES OF CIP

Except as set forth in the CIP Disclosure Schedule, CIP represents and warrants (which representations and warranties shall be deemed to include the disclosure with respect thereto so specified in the CIP Disclosure Schedule) to CPA:10 as follows (it being understood that any disclosure with respect to any representation or warranty in the CIP Disclosure Schedule shall be deemed to be disclosed with respect to all other representations or warranties):

4.01. ORGANIZATION AND STANDING. CIP is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland, and has the full corporate power and authority to own, operate and lease its Assets, to carry on its business as currently conducted, to execute and deliver this Agreement and to carry out the transactions contemplated hereby. CIP is duly qualified to conduct business as a foreign corporation and is in good standing in the states, countries and territories listed on the CIP Disclosure Schedule. There is no state, country or territory wherein the absence of licensing or qualification as a foreign corporation would have a Material Adverse Effect.

4.02. SUBSIDIARIES. CIP does not have any Subsidiaries or any equity investment or other interest in, nor has CIP made advances or loans to, any corporation, association, partnership, joint venture or other entity, except as set forth in the CIP Disclosure Schedule. The CIP Disclosure Schedule sets forth (a) the authorized capital of each direct and indirect Subsidiary of CIP which is not wholly-owned by CIP and the percentage of the outstanding capital of each Subsidiary directly or indirectly owned by CIP, and (b) the nature and amount of any such equity investment or other equity interest. All equity capital of Subsidiaries directly or indirectly held by CIP has been duly authorized and validly issued and is outstanding, fully paid and nonassessable. Except as set forth in the CIP Disclosure Schedule, CIP, directly, or indirectly through wholly owned Subsidiaries, owns all such equity capital of its direct or indirect Subsidiaries free and clear of all Encumbrances. Each Subsidiary is duly organized, validly existing and in good standing (or its local equivalent) under the laws of its state or jurisdiction of organization (as listed in the CIP Disclosure Schedule), and has the full and unrestricted corporate power and authority to own, operate and lease its Assets and to carry on its business as currently conducted. Each Subsidiary is registered to conduct business and is in good standing (or its local equivalent) in the states, countries and territories listed in the CIP Disclosure Schedule. There is no state, country or territory wherein the absence of registration as a foreign corporation would have a Material Adverse Effect.

4.03. ARTICLES OF INCORPORATION AND BYLAWS. CIP has Furnished to CPA:10 (i) a true and complete copy of the articles of incorporation and the bylaws, as currently in effect and certified by the secretary of CIP, and (ii) a true and complete copy of the organizational documents of each Subsidiary of CIP, as currently in effect.

4.04. CAPITALIZATION. The authorized capital stock of CIP consists of 40,000,000 shares of CIP Common Stock, 21,048,005.112 shares of which, as of the date hereof, are outstanding and no shares are issued and held as treasury shares. All of such outstanding shares have been validly issued and are fully paid and nonassessable. No shares of capital stock of CIP have been reserved for any purpose. Except as set forth on the CIP Disclosure Schedule, there are no outstanding securities convertible into or exchangeable for the capital stock of CIP and no outstanding options, rights (preemptive or otherwise), or warrants to purchase or to subscribe for any shares of such stock or other securities of CIP. There are no outstanding agreements affecting or relating to the voting, issuance, purchase, redemption, repurchase, transfer or registration for sale under the Securities Act of CIP's common stock or any other securities of CIP, except as contemplated hereunder. The CIP Common Stock and Promissory Notes being exchanged on the Closing Date have been duly authorized by all necessary corporate action on the part of CIP. The CIP Common Stock, when issued, will be validly issued, fully paid and nonassessable and the Promissory Notes, when issued, will be validly issued.

4.05. FINANCIAL STATEMENTS. CIP has prepared and Furnished to CPA:10 its Annual Report on Form 10-K for the year ended December 31, 2000 and its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001, June 30, 2001 and September 30, 2001 (the "CIP Reports"), including the financial statements set forth therein (the "CIP Financial Statements"). All of the CIP Financial Statements, including, without limitation, the notes thereto, referred to in this Section (a) are in accordance in all material respects with the books and records of CIP and its Subsidiaries, (b) present fairly in all material respects the consolidated financial position of CIP and its Subsidiaries as of the respective dates and the results of operations and cash flows for the respective periods indicated, and (c) except as set forth in the CIP Disclosure Schedule, have been prepared in accordance with generally accepted accounting principals applied on a basis consistent with prior accounting periods.

4.06. NO LIABILITIES. Except as reflected in the CIP Financial Statements, as described on the CIP Disclosure Schedule or incurred in the Ordinary Course of Business (in amounts not material to CIP and its Subsidiaries, taken as a whole), as of September 30, 2001, there were no liabilities (whether contingent or absolute, matured or unmatured) of CIP or any of its Subsidiaries. Except as described in the CIP Disclosure Schedule, since September 30, 2001, CIP has not incurred any liabilities (whether contingent or absolute, matured or unmatured) other than in the Ordinary Course of Business and in amounts that are not material to CIP and its Subsidiaries, taken as a whole.

4.07. TAXES.

(a) Except as set forth in the CIP Disclosure Schedule and except as has not resulted and would not result in a Material Adverse Effect: CIP and each of the its Subsidiaries (i) has timely filed all Tax Returns required to be filed by any of them for tax years ended prior to the date of this Agreement or requests for extensions have been timely filed and any such request has not been rejected and has not expired and all such Tax Returns are correct and complete in all material respects and (ii) has paid or caused to be paid or adequately accrued or reserved on the CIP Financial Statements for all Taxes shown to be due and payable on such Tax Returns or which have become due and payable pursuant to any assessment, deficiency notice, 30-day letter or other notice received by it and (iii) has paid all Taxes shown to be due and payable on any Tax Returns and (iv) has complied with all applicable laws relating to withholding Taxes. CIP has not received any notice of any audit (not since closed) of any Tax Return filed by CIP with respect to any tax year ending after December 31, 1995, and CIP has not been notified by any Tax Authority that any such audit is contemplated or pending. Neither CIP nor any of the CIP Subsidiaries has executed or filed with any Taxing Authority any agreement now in effect extending the period for assessment or collection of any income or other Taxes. Neither CIP nor any of the CIP Subsidiaries is a party to any pending audit, action or proceeding by any Tax Authority for assessment or collection of Taxes, and no claim for assessment or collection of Taxes has been asserted against it. True, correct and complete copies of all Tax Returns filed by CIP and each of the CIP Subsidiaries since December 31, 1995, and all material communications relating thereto have been Furnished to CPA: 10. Since January 1, 1998, CIP has incurred no liability for Taxes under Sections 857(b) (other than 857(b)(1) or (3)), 860C or 4981 of the Code or, other than as reported on Tax Returns, Internal Revenue Service Notice 88-19, including without limitation, any Tax arising from a prohibited transaction described in
Section 857(b)(6) of the Code) and neither CIP nor any CIP Subsidiary has incurred any liability for Taxes other than in the Ordinary Course of Business. There are no Tax liens upon the Assets of CIP or any of the CIP Subsidiaries except liens for Taxes not yet due. Neither CIP nor any CIP Subsidiary is a party to any agreement relating to a sharing or allocation of Taxes (other than customary provisions contained in leases relating to real estate or similar taxes), or has any liability for Taxes of any person other than CIP and the CIP Subsidiaries under Treas. Reg. Section 1.1502-6 (or similar provision of state, local or foreign law), by contract or otherwise, or is a party to any agreement, contract, or arrangement that could result in the payment of any "excess parachute payments" under Section 280G of the Code or any amount that would be non-deductible under Section 162(m) of the Code.

(b) CIP (i) has met the definition of a REIT in section 856 of the Code, as in effect for each taxable year since its formation, for each such taxable year;
(ii) has been (A) a REIT to which the provisions of part II of subchapter M of chapter 1 of the Code apply and (B) a "corporation subject to a tax imposed by subchapter M" (as that term is used in section 11(c) of the Code) for each such taxable year; (iii) has since its formation, to the date of this representation, and intends to continue to operate in such a manner, for all periods from the date of this representation, through the end of its taxable year that includes the Closing Date, as to meet the requirements described in clauses (i) and (ii) above; (iv) has not taken or omitted to take any action which would reasonably be expected to result in a challenge regarding whether it has met the requirements described in clauses (i) and (ii) above; (v) has no knowledge that any such challenge is pending or threatened; and (vi) has complied with (and intends to continue to comply with) section 857(f)(1) of the Code for each taxable year that such provision was (or is ) applicable to it. CIP represents that each of its corporate subsidiaries is, and at all times since its affiliation with CIP has qualified as, a qualified REIT subsidiary as defined in
Section 856(i) of the Code, and that each partnership, limited liability company, joint venture or other legal entity (other than a corporation) in which CIP (either directly or indirectly) owns any of the capital stock or other equity interests thereof has been treated since its formation and continues to be treated for federal income tax purposes as a partnership or disregarded as an entity separate from its owner and not as an association taxable as a corporation. None of CIP or the CIP Subsidiaries has a net unrealized builtin gain within the meaning of Section 1374(d)(1) of the Code that is subject to an election under IRS Notice 88-19 or has any accumulated earnings and profits from the years ending on or prior to December 31, 1998 in each case to the extent the foregoing would result in a Material Adverse Effect.

(c) CIP has not agreed to and is not required to make any adjustment under
Section 481(a) of the Code.

(d) CIP has not, with regard to any assets or property held or acquired by it, filed a consent to the application of Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by CIP.

(e) CIP is not a "foreign person" as such term is defined in Section 1445(f) of the Code.

4.08. CONDUCT OF BUSINESS; ABSENCE OF MATERIAL ADVERSE CHANGE. Other than as set forth in the CIP Disclosure Schedule, since September 30, 2001, there has been no Material Adverse Change. Except as set forth in the CIP Disclosure Schedule, since September 30, 2001, CIP and each of its Subsidiaries have conducted their respective businesses substantially in the manner heretofore conducted and only in the Ordinary Course of Business, and neither CIP nor any of its Subsidiaries have, except as set forth in the CIP Disclosure Schedule or as contemplated by this Agreement, (a) incurred loss of, or significant injury to, any Material Assets of CIP as the result of any fire, explosion, flood, windstorm, earthquake, labor trouble, riot, accident, act of God or public enemy or armed forces, or other casualty; (b) issued any capital stock, bonds or other corporate securities or debt instruments, granted any options, warrants or other rights calling for the issuance thereof, or borrowed any funds (other than in the Ordinary Course of Business); (c) incurred, or become subject to, any obligation or liability (absolute or contingent, matured or unmatured), except as incurred in the Ordinary Course of Business; (d) other than in the Ordinary Course of Business, declared or made payment of, or set aside for payment, any special dividends, or purchased, redeemed or otherwise acquired any of its capital stock, any securities convertible into capital stock, or any other securities; (e) mortgaged, pledged or subjected to any Encumbrance any of its Material Assets (other than in the Ordinary Course of Business); (f) sold, exchanged, transferred or otherwise disposed of any of its Material Assets, or canceled any debts or claims other than the cancellations of indebtedness owed to CIP, except in each case in the Ordinary Course of Business; (g) written down the value of any Material Assets or written off as uncollectible any notes or accounts receivable, except write-downs and write-offs in the Ordinary Course of Business, none of which, individually or in the aggregate, are material to CIP and its Subsidiaries, taken as a whole; (h) entered into any transactions other than in the Ordinary Course of Business other than this Agreement and the transactions contemplated hereby; (i) made a commitment for any capital expenditure, or entered into a commitment therefor, other than in the Ordinary Course of Business; (j) made any change in any method of accounting or accounting practice; (k) made any Tax election other than in the ordinary course of filing its Tax Returns or settled or compromised (or proposed to settle or compromise) any Tax matter that, individually or in the aggregate, could reasonably be expected to affect the Tax liabilities or the Tax attributes of CIP or any of its Subsidiaries; or (l) made an agreement to do any of the foregoing.

4.09. TITLE TO PROPERTY AND ASSETS. CIP and its Subsidiaries have good, valid and marketable title to all Assets respectively owned by them, free and clear of all Encumbrances other than those referred to in the CIP Financial Statements (or the notes thereto) or incurred in the Ordinary Course of Business.

4.10. INSURANCE. Other than as set forth in the CIP Disclosure Schedule, CIP has insurance coverage under policies that (a) are with insurance companies reasonably believed by CIP to be financially sound and reputable; (b) are in full force and effect; (c) are sufficient for compliance by CIP and by each of its Subsidiaries with all requirements of Law and of all agreements to which CIP or any of its Subsidiaries is a party; and (d) to the Knowledge of CIP, are valid and outstanding policies enforceable against the insurer.

4.11. DEBT INSTRUMENTS. The CIP Disclosure Schedule lists all mortgages, indentures, notes, guarantees and other agreements for or relating to borrowed money (including, without limitation, conditional sales agreements and capital leases, but excluding the Promissory Notes) to which CIP or any of its Subsidiaries is a party or which have been assumed by CIP or any of its Subsidiaries or to which any Assets of CIP or any of its Subsidiaries are subject. Except as set forth on the CIP Disclosure Schedule, CIP and its Subsidiaries have performed all the obligations required to be performed by any of them to date and are not in default in any material respect under any of the foregoing, and there has not occurred any event which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute such a default.

4.12. LEASES. The CIP Disclosure Schedule lists all leases and other agreements under which CIP or any of its Subsidiaries is lessee or lessor of any Material Asset, or holds, manages or operates any Material Asset owned by any third party, or under which any Material Asset owned by CIP or by any of its Subsidiaries is held, operated or managed by a third party. CIP and its Subsidiaries are the holders of all the leasehold estates purported to be granted by the Documents described in the CIP Disclosure Schedule to them. Each such lease and other agreement is, to CIP's Knowledge, in full force and effect and, to the Knowledge of CIP, constitutes a legal, valid and binding obligation of, and is legally enforceable against, the respective parties thereto and grants the leasehold estate it purports to grant free and clear of all Encumbrances. All necessary governmental approvals with respect thereto have been obtained, all necessary filings or registrations therefor have been made, there have been, to the Knowledge of CIP, no threatened cancellations thereof and no outstanding disputes thereunder. CIP and its Subsidiaries have in all respects performed all material obligations thereunder required to be performed by any of them to date. CIP and its Subsidiaries are not, and to the Knowledge of CIP, no other party thereto is, in default in any respect under any of the foregoing, and there has not occurred any event which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute such a default. To the Knowledge of CIP, all of the Assets subject to such leases are in good operating condition and repair, ordinary wear and tear excepted.

4.13. OTHER AGREEMENTS. The CIP Disclosure Schedule lists all Material Agreements, written or oral, to which CIP or any of its Subsidiaries is a party or by which CIP or any of its Subsidiaries is bound at the date hereof. Except as set forth in the CIP Disclosure Schedule, to CIP's Knowledge, each Material Agreement is in full force and effect and constitutes a legal, valid and binding obligation of, and is legally enforceable against, CIP or any Subsidiary of CIP as the case may be and, to the Knowledge of CIP, the other parties thereto, in each case subject to any applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or other similar laws or court decisions affecting creditors' rights generally from time to time in effect, and to the exercise of judicial discretion in accordance with general principles of equity. All necessary governmental approvals with respect thereto have been obtained, all necessary filings or registrations therefor have been made, and there have been no threatened cancellations thereof and are no outstanding disputes thereunder, except where a failure to so obtain or make, singly or in the aggregate, would not have a Material Adverse Effect. CIP and its Subsidiaries have in all respects performed all material obligations thereunder required to be performed by any of them to date. Neither CIP nor, to the Knowledge of CIP, any other party thereto, is in default in any respect under any Material Agreement, and there has not occurred any event which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute such a default, except where such a default would not have a Material Adverse Effect.

4.14. BOOKS AND RECORDS. The books of account, stock records, minute books and other records of CIP and its Subsidiaries are true and complete in all material respects and have been maintained in accordance with good business practices, and the matters contained therein are appropriately and accurately reflected in the CIP Financial Statements.

4.15. LITIGATION; DISPUTES. Except as set forth in the CIP Disclosure Schedule, there are no actions, suits, claims, arbitrations, proceedings or investigations pending, or, to the Knowledge of CIP, threatened against, affecting or involving CIP or any of its Subsidiaries or their respective businesses or Assets, or the transactions contemplated by this Agreement, at law or in equity or admiralty, or before or by any court, arbitrator or governmental authority, domestic or foreign, which if determined adversely to CIP, would be reasonably expected to have a Material Advise Effect. Neither CIP nor any of its Subsidiaries is operating under, subject to or in default with respect to any order, award, writ, injunction, decree or judgment of any court, arbitrator or governmental authority.

4.16. EMPLOYEES. Neither CIP, nor any of its Subsidiaries has any employees.

4.17. PENSION AND BENEFIT PLANS. Except as set forth in the CIP Disclosure Schedule, neither CIP nor any of its Subsidiaries (i) maintains any Plan or material Other Arrangement, (ii) is a party to any Plan or material Other Arrangement or (iii) has obligations under any Plan or material Other Arrangement.

4.18. Environmental. Except as set forth in the CIP Disclosure Schedule, to its Knowledge, either (i) CIP and each of its Subsidiaries are in compliance in all material respects with, have been in compliance in all material respects with, and have no material liability under, the Environmental Laws or (ii) CIP is entitled to indemnification from third parties with respect to any non-compliance of or any liability under, any Environmental Law.

4.19. RESTRICTIONS AND CONSENTS. There are no agreements, Laws or other restrictions of any kind to which CIP or any of its Subsidiaries (or any Asset thereof) is party or subject that would prevent or restrict the execution, delivery or performance of this Agreement or result in any penalty, forfeiture, agreement termination, or restriction on business operations of CIP or any of its Subsidiaries as a result of the execution, delivery or performance of this Agreement. Other than filings required by the HSR Act which shall be timely made following execution hereof, the CIP Disclosure Schedule lists all such agreements and Laws that reasonably could be interpreted or expected to require the consent or acquiescence of any person or entity not party to this Agreement with respect to any aspect of the execution, delivery or performance of this Agreement by CIP or any of its Subsidiaries.

4.20. AUTHORIZATION. Except for the approval of the Stockholders pursuant to the Maryland General Corporate Law, the execution, delivery and performance by CIP of this Agreement and all other Documents contemplated hereby, the fulfillment of and compliance with the respective terms and provisions hereof and thereof, and the consummation by CIP of the transactions contemplated hereby and thereby, do not and will not: (a) require any consent or approval of any other Person not already obtained prior to the execution hereof; (b) conflict with, or violate any provision of, any Law having applicability to CIP or any of its Subsidiaries or any of their respective Assets, or any provision of the certificate or articles of organization or bylaws or equivalent constituent document of CIP or any of its Subsidiaries; (c) conflict with, or result in any material breach of, or constitute a material default under any Material Agreement to which CIP or any of its Subsidiaries is a party or by which it or any of its Assets may be bound; or (d) result in or require the creation or imposition of or result in the acceleration of any material indebtedness, or of a material Encumbrance, or with respect to, CIP or any of its Subsidiaries or any of the Assets now owned or hereafter acquired by CIP or any of its Subsidiaries.

4.21. ABSENCE OF VIOLATION. Neither CIP nor any of its Subsidiaries is in violation of or default under, nor has it breached, any term or provision of its certificate or articles of incorporation or bylaws or any Material Agreement or restriction to which CIP or any of its Subsidiaries is a party or by which CIP or any of its Subsidiaries or any Material Asset thereof is bound or affected. CIP and its Subsidiaries have complied and are in full compliance with all Laws except where a failure to comply, singly or in the aggregate, would not have a Material Adverse Effect. Neither CIP, nor any of its Subsidiaries nor, to CIP's Knowledge, any of their officers, directors, employees or agents (or stockholders, distributors, representatives or other persons acting on the express, implied or apparent authority of CIP or of any of its Subsidiaries) have paid, given or received or have offered or promised to pay, give or receive, any bribe or other unlawful, questionable or unusual payment of money or other thing of value, any extraordinary discount, or any other unlawful or unusual inducement, to or from any person, business association or governmental official or entity in the United States or elsewhere in connection with or in furtherance of the business of CIP or any of its Subsidiaries (including, without limitation, any offer, payment or promise to pay money or other thing of value (i) to any foreign official or political party (or official thereof) for the purposes of influencing any act, decision or omission in order to assist CIP or any of its Subsidiaries in obtaining business for or with, or directing business to, any person, or (ii) to any person, while knowing that all or a portion of such money or other thing of value will be offered, given or promised to any such official or party for such purposes). The business of CIP and its Subsidiaries is not in any manner dependent upon the making or receipt of such payments, discounts or other inducements.

4.22. BINDING OBLIGATION. This Agreement constitutes a valid and binding obligation of CIP, enforceable in accordance with its terms, and each Document to be executed by CIP pursuant hereto, when executed and delivered in accordance with the provisions hereof, shall be a valid and binding obligation of CIP, enforceable in accordance with its terms, in each case subject to any applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or other similar laws or court decisions affecting creditors' rights generally from time to time in effect, and to the exercise of judicial discretion in accordance with general principles of equity.

4.23. SEC FILINGS. The CIP Disclosure Schedule sets forth the forms, reports and documents filed by CIP with the Commission since January 1, 2000, pursuant to the Securities Exchange Act. CIP has filed all forms, reports and documents with the Commission over the past two years from the date hereof required to be filed by the Securities Exchange Act, all of which have complied in all material respects with all applicable requirements of the Securities and Exchange Act. None of such disclosure statements, at the time filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

4.24. FINDERS' FEES. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of CIP who might be entitled to any fee or commission from CIP or any of its Affiliates upon consummation of the transactions contemplated by this Agreement.

                                    ARTICLE V

                                    COVENANTS

5.01. NOTICES OF CERTAIN EVENTS. Each party hereto shall promptly notify the other parties of:

(i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(ii) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement; and

(iii) any actions, suits, claims, investigations or proceedings commenced or threatened against, relating to or involving or otherwise affecting Company or Parent that, if pending on the date of this Agreement, would have been required to have been disclosed or that relate to the consummation of the transactions contemplated by this Agreement.

5.02. CONFIDENTIALITY; NON-SOLICITATION.

(a) Each of CPA:10 and CIP agree not to, and to use its best efforts to cause its respective Affiliates not to, disclose, give, sell, use or otherwise divulge any confidential or secret information (including, but not limited to, any technology, process, trade secrets, know-how, other intellectual property rights, strategies, financial statements or other financial information not otherwise publicly available, forecasts, operations, business plans, prices, discounts, products, product specifications, designs, plans, data or ideas) relating to the other or the terms of this transaction; provided, however, that the restrictions set forth in this Section 5.02 shall not apply to: (i) information that at the time of disclosure or use by a party (the "Disclosing Party") is already in the public domain through no fault of the Disclosing Party, (ii) information received from a third party that was disclosed to the Disclosing Party without a breach of any confidentiality obligation, (iii) information that the Disclosing Party is obligated by law or an order of any court, agency or proceeding to disclose, after reasonable prior notice to the other party of such required disclosure, or (iv) any information disclosed in any proxy statement or other federal or state securities filing made in connection with the transactions contemplated by this Agreement.

(b) If the transactions contemplated herein shall fail to be consummated, the receiving party shall promptly cause all copies of documents or extracts thereof containing information and data as to the Disclosing Party to be returned to the Disclosing Party.

5.03. BEST EFFORTS. Subject to the terms and conditions of this Agreement, each party will use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable laws and regulations to consummate the transactions contemplated by this Agreement. CPA:10 and CIP each agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement.

5.04. CERTAIN FILINGS. CPA:10 and CIP shall cooperate with each other (a) in determining whether any action by or in respect of, or filing with, any governmental body, agency, official or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement including but not limited to the preparation and filing with the Commission of a proxy statements and registration statements required to consummate the Merger, and (b) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.

5.05. TAXES.

(a) The Surviving Company shall prepare or cause to be prepared and file or cause to be filed on a timely basis all Tax Returns and amendments thereto required to be filed by such Party or any of their respective Subsidiaries for all periods ending prior to the Closing Date which are filed after the Closing Date (in all respects on a basis consistent with law and past practice, where such past practice is consistent with law). Each Party shall have a reasonable period of time (but in no event less than 30 days) to review and comment on such Tax Returns and amendments of the other Party. If the Parties do not agree on the draft Tax Returns or amendments, the Parties shall hire a mutually agreed upon independent advisor to prepare the contested Tax Returns or amendments. The costs for the preparation shall be paid fifty percent (50%) by CPA:10 and fifty percent (50%) by CIP. Each Party shall pay and discharge all Taxes, assessments and government charges upon or assessed against them for such periods before the same shall become delinquent and before any penalties shall accrue thereon.

(b) For all tax periods ending on or prior to the Closing Date, each Party shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the timely filing of Tax Returns and amendments pursuant to this Section and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Notwithstanding the foregoing, the neither Party shall agree to any settlement concerning Taxes for any Tax period ending on or before the Closing Date without the prior written consent of the other Party, which shall not be unreasonably withheld.

(c) CPA:10 will take all necessary actions, including but not limited to making sufficient distributions prior to Closing, to assure that CPA:10 will qualify as a REIT for its tax year ending on the day before the Closing Date.

5.06. TAX REPORTING. CPA:10 and CIP shall report the Merger as a "reorganization" under Section 368(a) of the Code, unless otherwise required by law or administrative action, and currently intend to comply with any applicable tax reporting requirements, including Treasury Regulation Section 1.368-3, as necessary.

5.07. PUBLIC ANNOUNCEMENTS. Each Party shall consult with the other Party before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby and, except as required by law, will not issue any such press release or make any such public statement prior to such consultation and approval by such other Party.

                                   ARTICLE VI

                              CONDITIONS TO CLOSING

6.01. CONDITIONS TO THE OBLIGATIONS OF EACH PARTY. The obligations of CPA:10 and CIP to consummate the Closing are subject to the satisfaction or waiver of the following conditions:

(a) No proceeding challenging this Agreement or the transactions contemplated hereby or seeking to prohibit, alter, prevent or materially delay the Closing shall have been instituted by any Person before any court, arbitrator or governmental body, agency or official and be pending.

(b) All actions by or in respect of or filings with any governmental body, agency, official or authority required to permit the consummation of the Closing shall have been obtained.

6.02. CONDITIONS TO OBLIGATIONS OF CIP. The obligation of CIP to consummate the Closing is subject to the satisfaction or waiver of the following further conditions:

(a)(i) The representations and warranties of CPA:10 contained in this Agreement at the time of its execution and delivery and in any certificate or other writing delivered by CPA:10 pursuant hereto, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, shall be true at and as of the Closing Date, as if made at and as of such date with only such exceptions as would not in the aggregate reasonably be expected to have a Material Adverse Effect; and (ii) CIP shall have received a certificate signed by the President and Chief Executive Officer to the foregoing effect.

(b) No court, arbitrator or governmental body, agency or official shall have issued any order, and there shall not be any statute, rule or regulation, restraining the effective operation by CPA:10 of the business of CPA:10 after the Closing Date, and no proceeding challenging this Agreement or the transactions contemplated hereby or seeking to prohibit, alter, prevent or materially delay the Closing shall have been instituted by any Person before any court, arbitrator or governmental body, agency or official and be pending.

(c) CIP shall have received an opinion of Counsel, dated the Closing Date, substantially in the form set forth in Exhibit C. In rendering such opinion, such Counsel may rely upon certificates of public officers and, as to matters of fact, upon certificates of the stockholders, officers and directors of CPA:10.

(d) CIP shall have received all other closing documents specified in Section
2.02 of this Agreement and all other closing documents that it may reasonably request, all in form and substance reasonably satisfactory to CIP.

(e) CPA:10 shall have delivered to CIP a properly executed statement satisfying the requirements of Sections 1.897-2(h) and 1.1445-2(c)(3) of the Regulations in a form reasonably acceptable to CIP.

(f) CIP shall have received from CPA:10 written evidence that the execution, delivery and performance of this Agreement has been duly and validly approved and authorized by CPA:10's Board of Directors and by the Stockholders in accordance with Maryland law.

(g) CIP shall have received from CPA:10 a good standing certificate from Maryland and good standing certificates from the other states in which CPA:10 is qualified to do business as a foreign corporation.

(h) Stockholders electing to receive or deemed to have elected CIP Common Stock shall represent not less than 50% of the shares of CPA:10 Common Stock outstanding on the Closing Date.

6.03. CONDITIONS TO OBLIGATIONS OF CPA:10. The obligation of CPA:10 to consummate the Closing is subject to the satisfaction of the following further conditions:

(a)(i) The representations and warranties of CIP contained in this Agreement at the time of its execution and delivery and in any certificate or other writing delivered by CIP pursuant hereto, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, shall be true at and as of the Closing Date, as if made at and as of such date with only such exceptions as would not in the aggregate reasonably be expected to have a Material Adverse Effect; and (ii) CPA:10 shall have received certificates signed by the Chief Executive Officer of CIP to the foregoing effect.

(b) No proceeding challenging this Agreement or the transactions contemplated hereby or seeking to prohibit, alter, prevent or materially delay the Closing shall have been instituted by any Person before any court, arbitrator or governmental body, agency or official and be pending.

(c) CPA:10 shall have received an opinion of Counsel, dated the Closing Date, substantially in the form set forth in Exhibit D. In rendering such opinions, such Counsel may rely upon certificates of public officers and, as to matters of fact, upon certificates of officers of CIP.

(d) CPA:10 shall have received all items specified in Section 2.02 of this Agreement.

(e) CPA:10 shall have received from CIP written evidence that the execution, delivery and performance of this Agreement has been duly and validly approved and authorized by CIP's Board of Directors and by the stockholders of CIP in accordance with Maryland law.

                                   ARTICLE VII

                                   TERMINATION

7.01. TERMINATION OF AGREEMENT. The Parties may terminate this
Agreement prior to the Effective Time as provided below:

(a) the Parties may terminate this Agreement by mutual written consent;

(b) any Party may terminate this Agreement by giving written notice to the other Party upon the entry of any permanent injunction or other order of a court or other competent authority preventing the consummation of the Merger that has become final and nonappealable;

(c) CPA:10 may terminate this Agreement by giving written notice to CIP if the Closing shall not have occurred on or before (R)June 30, 2002(C) by reason of the failure of any condition precedent (unless the failure results primarily from a breach by CPA:10 of any representation, warranty or covenant contained in this Agreement); and

(d) CIP may terminate this Agreement by giving written notice to CPA:10 if the Closing shall not have occurred on or before (R)June 30, 2002(C) by reason of the failure of any condition precedent (unless the failure results primarily from a breach by CIP of any representation, warranty or covenant contained in this Agreement).

7.02. EFFECT OF TERMINATION. If any Party terminates this Agreement pursuant to
Section 7.01, all obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any party for breaches of this Agreement), except as otherwise provided in Section 5.02(d).

7.03. EXTENSION; WAIVER. At any time prior the Effective Time, any Party may, to the extent legally allowed (i) extend the time for the performance of any of the obligations or other acts of the other Parties; (ii) waive any inaccuracies in the representations and warranties made to such Party contained herein or in any document delivered pursuant hereto; and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party.

                                  ARTICLE VIII

                                  MISCELLANEOUS

8.01. NOTICES. Any notice, request, instruction or other document to be given hereunder by any party hereto to any other party shall be in writing and shall be sufficiently given if delivered in person, sent by telex or telecopier, sent by reputable express overnight courier service or sent by registered or certified mail, postage prepaid, as follows:

if to CIP or the Surviving Company, to:

Carey Institutional Properties Incorporated

50 Rockefeller Center

New York, New York 10022

Telecopy: (212) 492-8892

Attention: Executive Vice President and Chief Financial Officer



with a copy to:

Reed Smith LLP

2500 One Liberty Place

1650 Market Street

Philadelphia, Pennsylvania 19103

Telecopy: (212) 851-1420

Attention: Michael B. Pollack, Esq.



if to CPA:10, to:

Corporate Property Associates 10 Incorporated

50 Rockefeller Center

New York, New York 10022

Telecopy: (212) 492-8892

Attention: Executive Vice President and Chief Financial Officer

with a copy to:

Reed Smith LLP

2500 One Liberty Place

1650 Market Street

Philadelphia, Pennsylvania 19103

Telecopy: (215) 851-1420

Attention: Michael B. Pollack, Esq.

or at such other address for a Party as shall be specified by like notice. Any notice which is delivered personally in the manner provided herein shall be deemed to have been duly given to the Party to whom it is directed upon actual receipt by such Party (or its agent for notices hereunder). Any notice which is addressed and mailed in the manner herein provided shall be conclusively presumed to have been duly given to the Party to which it is addressed at the close of business, local time of the recipient, on the fourth day after the day it is so placed in the mail. Any notice which is telexed or telecopied in the manner provided herein shall be conclusively presumed to have been duly given to the Party to whom it is directed upon confirmation of such telex or telecopy. Any notice which is sent by reputable express overnight courier service in the manner provided herein shall be conclusively presumed to have been duly given to the Party to which it is addressed at the close of business on the next day after the day it is deposited with such courier service.

8.02. AMENDMENTS; NO WAIVERS. No amendment, modification or alteration of the terms or provisions of this Agreement shall be binding unless the same shall be in writing and duly executed by the Parties hereto, except that any of the terms or provisions of this Agreement may be waived in writing at any time by the party which is entitled to the benefits of such waived terms or provisions. No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof (whether or not similar). No delay on the part of either Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof.

8.03. EXPENSES. All fees and expenses incurred by the Parties in connection with the Merger, shall be paid by the Surviving Company; provided, that if this Agreement is terminated pursuant to Article VII above, each Party shall bear the costs of its own fees and expenses.

8.04. SUCCESSORS AND ASSIGNS. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

8.05. GOVERNING LAW. This Agreement shall be construed in accordance with and governed by the law of the State of Maryland, without regard to the conflicts of law rules of such state.

8.06. COUNTERPARTS; EFFECTIVENESS. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each Party hereto shall have received a counterpart hereof signed by the other Party hereto.

8.07. ENTIRE AGREEMENT. This Agreement, the CPA:10 Disclosure Schedules, the CIP Disclosure Schedules and the Articles of Merger constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter of this Agreement. No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by either Party hereto. Neither this Agreement, nor any provision hereof, is intended to confer upon any Person other than the Parties hereto any rights or remedies hereunder.

8.08. CAPTIONS. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

8.09. SEVERABILITY. If any provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transaction contemplated hereby is not affected in any manner adverse to any Party. Upon such determination that any provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled.

8.10. ENFORCEMENT. The Parties hereto agree that the remedy at law for any breach of this Agreement is inadequate and that should any dispute arise concerning the Merger or any other matter hereunder, this Agreement shall be enforceable in a court of equity by an injunction or a decree of specific performance. Such remedies shall, however, be cumulative and nonexclusive, and shall be in addition to any other remedies which the Parties hereto may have.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

CORPORATE PROPERTY ASSOCIATES 10

INCORPORATED

By: /s/ ANNE R. COOLIDGE

Name: Anne R. Coolidge

Title: President

CAREY INSTITUTIONAL PROPERTIES

INCORPORATED

By: /s/ EDWARD LA PUMA

Name: Edward La Puma

Title: President

                                   SCHEDULE I

                                   DEFINITIONS

The following terms, as used in this Agreement, shall have the meanings set forth below (such meanings to be equally applicable to both the singular and plural forms of the terms defined) meanings:

"Affiliate" means: (a) with respect to a natural person, any member of such natural person's family; (b) with respect to an entity, any officer, director, stockholder, partner or investor of or in such entity or of or in any Affiliate of such entity; and (c) with respect to a natural person or entity, any natural person or entity which directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with such natural person or entity.

 "Agreement" means this Agreement and Plan of Merger.

"Articles of Merger" means the Articles of Merger to be filed with the Secretary of State of the State of Maryland on the Closing Date substantially in the form attached hereto as Exhibit A.

"Assets" means assets of every kind and everything that is or may be available for the payment of liabilities (whether inchoate, tangible or intangible), including, without limitation, real and personal property.

"Claims" means all demands, claims, pending or threatened actions or causes of action, suits, orders, legal proceedings, formal or informal notice of any complaint, directive, citation, notice of responsibility or potential responsibility, information request, assessments, losses, damages (including, without limitation, diminution in value), liabilities, costs and expenses, including, without limitation, interest, penalties and attorneys' fees and disbursements.

 "Closing Date" means the date of the Closing.

 "Code" means the Internal Revenue Code of 1986.

"Control" means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of voting securities, by agreement or otherwise).

 "Counsel" means the law firm of Reed Smith LLP.

"Documents" means any paper or other material (including, without limitation, computer storage media) on which is recorded (by letters, numbers or other marks) information that may be evidentially used, including, without limitation, legal opinions, mortgages, indentures, notes, instruments, leases, agreements, insurance policies, reports, studies, financial statements (including, without limitation, the notes thereto), other written financial information, schedules, certificates, charts, maps, plans, photographs, letters, memoranda and all similar materials.

"Encumbrance" means, with respect to any Asset, any mortgage, lien, pledge, encumbrance, security interest, deed of trust, order, decree, judgment, charge, or any other type of arrangement that has the effect of creating a security interest in respect of such Asset, except for landlord's liens, mechanic's liens, or other liens which singly or in the aggregate would not have a Material Adverse Effect.

"Environmental Laws" means any Laws (including without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act), now or hereafter in effect relating to the generation, production, installation, use, storage, treatment, transportation, release, threatened release, or disposal of

Hazardous Materials, noise control, or the protection of human health, safety, natural resources, animal health or welfare, or the environment.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and all Laws promulgated pursuant thereto or in connection therewith.

 "Furnished" means supplied, delivered or provided in any way.

"Hazardous Materials" means any wastes, substances, radiation, or materials (whether solids, liquids or gases) which are subject to regulation under any Environmental Laws; (iii) the presence of which on the Real Property cause or threaten to cause a nuisance pursuant to applicable statutory or common law upon the Real Property or to adjacent properties; (iv) without limitation, which contain polychlorinated biphenyls (PCBs), asbestos, lead-based paints, urea-formaldehyde foam insulation, and petroleum or petroleum products (including, without limitation, crude oil or any fraction thereof) or (iv) which pose a hazard to human health, safety, natural resources, industrial hygiene, or the environment, or an impediment to working conditions.

"Knowledge" of a Party means the actual acknowledge of the executive officers of such Party, without due inquiry.

"Laws" means all foreign, federal, state and local statutes, laws, ordinances, regulations, rules, resolutions, orders, determinations, writs, injunctions, awards (including, without limitation, awards of any arbitrator), judgments and decrees applicable to the specified persons or entities and to the businesses and Assets thereof (including, without limitation, Laws relating to securities registration and regulation; the sale, leasing, ownership or management of real property; employment practices, terms and conditions, and wages and hours; building standards, land use and zoning; safety, health and fire prevention; and environmental protection, including Environmental Laws).

"Material Adverse Change" means a material adverse change in the business, assets, condition (financial or otherwise), results of operations or prospects of a Party and its Subsidiaries, taken as a whole. "Material Adverse Effect" means a material adverse effect on the business, assets, condition (financial or otherwise), results of operations or prospects of a Party and its Subsidiaries, taken as a whole.

"Material Assets" means any Asset having a value equal to or in excess of $100,000, or Assets having an aggregate value in excess of $500,000.

 "Merger" means the merger of CPA:10 and into CIP.

"Other Arrangement" means a benefit program or practice providing for bonuses, incentive compensation, vacation pay, severance pay, insurance, restricted stock, stock options, employee discounts, company cars, tuition reimbursement or any other perquisite or benefit (including, without limitation, any fringe benefit under Section 132 of the Code) to employees, officers or independent contractors that is not a Plan.

"Ordinary Course of Business" means ordinary course of business consistent with past practices and prudent business operations and includes, without limitation, the operation and maintenance of Real Property owned, directly or indirectly, by a Party or its Subsidiaries.

 "Party" means either of CPA:10 or CIP.

"Person" means any individual, partnership, joint venture, corporation, trust, unincorporated organization, government or department or agency of a government.

"Promissory Note" means a promissory note in substantially the form as Exhibit B hereto, to be issued by the Surviving Company in accordance with Section 2.01(d) hereof.

"Plan" means any plan, program or arrangement, whether or not written, that is or was an "employee benefit plan" as such term is defined in Section 3(3) of ERISA and (a) which was or is established or maintained by a Party or any of its Subsidiaries; (b) to which a Party or any of its Subsidiaries contributed or was obligated to contribute or to fund or provide benefits; or (c) which provides or promises benefits to any person who performs or who has performed services for a Party or any of its Subsidiaries and because of those services is or has been
(i) a participant therein or (ii) entitled to benefits thereunder.

"Real Property" means any real property currently operated or leased, or formerly owned, operated, or leased, by a Party or its Subsidiaries.

 "REIT" means a corporation that has elected to be taxed as and qualifies as a real estate investment trust under the Code.

 "Securities Act" means the U.S. Securities Act of 1933, as amended.

 "Securities Exchange Act" means the U.S. Securities Exchange Act of 1934, as amended.

"Subsidiary" means a corporation or other entity of which at least 20% of the outstanding securities or other interests having rights to vote or otherwise exercise Control are held, directly or indirectly, by a Party. Notwithstanding the foregoing, for purposes of this Agreement other than Sections 3.02 and 4.02, the term "Subsidiary" shall not include any corporation or other entity owned in whole or in part by a Party whose sole business purpose (whether or not so restricted in its constituent documents) is to own, manage and dispose of Real Property, and for purposes of this Agreement, any Real Property held by such a corporation or entity shall be deemed to be owned directly by the Party owning such corporation or entity.

 "Tax Authority" means any governmental authority (domestic or foreign) responsible for the imposition of any Tax.

"Tax Returns" means all returns, declarations, reports, claims for refund, information statements and other documents relating to Taxes, including all schedules and attachments thereto, and including all amendments thereof, and the term "Tax Return" means any one of the foregoing Tax Returns.

"Taxes" means all federal, state, local, foreign net income, alternative or add-on minimum tax, estimated, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, capital, paid-up capital, greenmail, profits, lease, service, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit taxes, customs, duties and other taxes, governmental fees and other like assessments and charges of any kind whatsoever, together with all interest, penalties, additions to tax and additional amounts with respect thereto, and the term "Tax" means any one of the foregoing Taxes.